SCHEDULE 14A INFORMATION

             Soliciting Materials Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement (Revocation of Consent Statement)
/ /     Definitive Additional Materials
/X/     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/    No fee required

/ /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a6(i)(2)  or
       Item 22(a)(2) of Schedule 14A.

/ /    Fee computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.
           1) Title  of each  class of  securities  to which  transaction applies:
                -----------------------
           2)   Aggregate number of securities  to  which  transaction  applies:
                -----------------------
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                -----------------------
           5)   Total fee paid: _______________________

/ /    Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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           1)   Amount Previously Paid: ________________________________________
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           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

                              Sch 14A - Cover Page

[Canadian National                                    [Wisconsin Central
Railway Company logo]                           Transportation Corporation logo]


FOR IMMEDIATE RELEASE


              CANADIAN NATIONAL AGREES TO ACQUIRE WISCONSIN CENTRAL
                       IN MERGER VALUED AT US$1.2 BILLION


                 ACQUISITION OF WC'S CHICAGO-SUPERIOR MAIN LINE
                      TO SECURE LINK IN CN'S NAFTA NETWORK


MONTREAL and ROSEMONT, Ill. - Jan. 30, 2001 -- Canadian National Railway Company ("CN") (NYSE: CNI, TSE: CNR) and Wisconsin Central Transportation Corporation ("WCTC") (NASDAQ: WCLX) announced today that their Boards of Directors have approved a merger agreement under which CN will acquire all of the common stock of WCTC for cash valued at US$17.15 per WCTC share.

WCTC is a transportation holding company with a North American railroad system of Class II and Class III railroads consisting of approximately 2,850 miles of track and trackage rights in Wisconsin, Illinois, Minnesota, Michigan's Upper Peninsula and Ontario. WCTC has approximately 46.5 million shares outstanding, giving the transaction a total enterprise value of approximately US$1.2 billion, including approximately US$400 million of WCTC debt.

CN President and Chief Executive Officer Paul M. Tellier said: "CN's acquisition of WCTC makes sense for several reasons. First, it will secure a link in CN's NAFTA network - the main-line railroad connecting Chicago, Superior, Wis., and CN's transcontinental network across Canada. Under a 1998 agreement, WCTC already hauls CN freight between Superior and Chicago. Single-line service over this link under CN ownership will improve the competitiveness of CN/WC and their customers in Canada-United States trade, which is growing annually at more than 10 per cent.

"Second, the efficiencies that will result from the acquisition offer the prospect of enhancing CN's top-line growth in the domestic U.S. marketplace and benefiting customers with improved through service at the busy Chicago gateway."The transaction is expected to be modestly accretive to CN's earnings and cash flow per share in the first year following United States Surface Transportation Board (STB) approval, and increasingly thereafter.

                                    Page - 1

Tellier said: "The CN/WCTC transaction is a simple, straightforward, pro-competitive, end-to-end combination. Not a single `two-to-one' point will arise in the U.S. as a result of the merger, and there will be no other significant adverse impacts on competition. CN is committed to keeping gateways open. Equally important, CN will offer shippers a service implementation plan that will assure that service levels on the combined CN/WC will be equal to, or better than, current levels."

Both CN and WCTC believe the transaction should be treated as a minor one by the STB, but if it is not, CN reserves the right to terminate the merger agreement without penalty.

WCTC President and Chief Executive Officer Thomas F. Power, Jr., said: "The merger of WCTC and CN is the best transaction for our shippers, stockholders and employees. Founded in 1987 and pieced together from rail lines divested by Class I railroads, WCTC's management and employees have created what I believe is the most efficient and successful regional rail system in the U.S. Now, it's time for Wisconsin Central to join a broader North American rail network, and to move to the next level of excellence by combining with CN. That's why we approached CN about acquiring WCTC to maximize shareholder value.

"CN is a  natural  fit for WC,  offering  it the best  long-term  prospects.  CN ownership will protect the integrity of Wisconsin Central's rail network. Importantly, CN's strong customer focus is consistent with Wisconsin Central's long-standing philosophy and practice. With our shared passion for service, we are joining strength to strength. CN's best practices offer additional opportunities that Wisconsin Central could not achieve on its own. We admired CN's flawless integration of Illinois Central, and expect an equally smooth merger in our case.

"For employees, WCTC management believes CN ownership will offer the vast majority of Wisconsin Central staff the best long-term employment prospects. Over time the merger is expected to affect employment, but post-merger growth prospects for CN's U.S. operations will enable CN to minimize the impact of the combination on employees through attrition, retraining and relocation. CN has shown itself to be a progressive employer that has done the right thing for its employees in the past."

The US$17.15 price per share CN is offering for all outstanding WCTC common stock represents a 21 per cent premium over the US$14.125 closing price of WCTC stock on Friday, Jan. 26, 2001.

In addition to STB approval, the transaction is subject to, among other things, approval by a majority of WCTC stockholders, who are expected to vote on the transaction as soon as possible. CN shareholders are not required to approve the transaction.

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

CN expects WCTC to carry out its commitment to sell its minority equity investments in overseas rail ventures as soon as possible. The sale process for WCTC's 42.5 per cent equity interest in English, Welsh & Scottish Railway Holdings Ltd. (EWS) may take longer, as it will be guided by the progress of EWS's new management in improving the railroad's operating and financial performance. EWS provides most of the rail freight services in Great Britain, operates freight trains through the Channel Tunnel and carries mail for the Royal Mail.

CN and WCTC will host a conference call on this announcement today, Tuesday Jan. 30, at 9.30 a.m. ET (8.30 a.m. CT), which will be webcast through www.cn.ca and www.wclx.com.

Canadian National Railway Company spans Canada and mid-America, from the Atlantic and Pacific oceans, to the Gulf of Mexico, serving the ports of Vancouver, Prince Rupert, B.C., Montreal, Halifax, New Orleans, and Mobile, Ala., and the key cities of Toronto, Buffalo, Chicago, Detroit, Memphis, St. Louis, and Jackson, Miss., with connections to all points in North America. CN's 2000 revenue was C$5,428 million (US$3,691 million).

WCTC's North American rail system comprises approximately 2,850 route miles of track and trackage rights, and it has approximately 2,200 employees, 244 locomotives and 13,900 railcars. Revenues for 2000 are expected to top the 1999 record of US$363 million. The system's principal gateways are Chicago; Duluth, Minn./Superior, Wis.; Green Bay, Wis.; Milwaukee; Minneapolis/St. Paul and Sault Ste Marie, Ont. Its principal North American subsidiaries are Wisconsin Central Ltd., Fox Valley & Western Ltd., Algoma Central Railway Inc., Sault Ste. Marie Bridge Company and Wisconsin Chicago Link Ltd.

More information about the transaction, including a map of the combined CN/WC network in North America, is available at www.cn.ca and www.wclx.com. An analyst presentation in connection with the transaction will be available on CN's site.

This news release contains forward-looking statements. CN and WCTC caution that, by their nature, forward-looking statements involve risk and uncertainty and that each of their results could differ materially from those expressed or implied in such statements. Reference should be made to CN's most recent Form 40-F, and WCTC's most recent Form 10-K, filed with the United States Securities and Exchange Commission (SEC) for a summary of major risk factors.

In connection with the proposed transaction, WCTC will file a proxy statement with the SEC. Investors are urged to read the entire proxy statement because it contains important information. Investors can obtain a free copy of this and other documents filed with the SEC at the SEC web site (www.sec.gov). In addition, the proxy statement and other documents filed with the SEC by WCTC will be available without charge from WCTC. Information regarding the participants in WCTC's proxy solicitation and their interest in such solicitation may be obtained by reviewing WCTC's definitive consent revocation statement filed with the SEC on Nov. 14, 2000, with respect to a separate matter. If you wish to get a copy of any such document, please contact Ann Thoma at (847) 318-4588.

                                      # # #

For Canadian National:                                For Wisconsin Central:
Media                                                 Media and Investors
-----                                                 -------------------
Mark Hallman      Jack Burke                          Ann Thoma
(416) 217-6390    (312) 755-7591                      (847) 318-4588


Investment Community
--------------------
Robert Noorigian
(514) 399-0052

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